UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 16, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Republic First Board of Directors Removes Vernon W. Hill, II as Chairman Effective Immediately at Special Meeting

Action is Third Time Hill Has Been Removed or Resigned Under Pressure as Chair of a Bank Board

CAMDEN, NJ: The Board of Republic First Bancorp, Inc. (“Republic First” or the “Company”) (FRBK) has announced it has removed Vernon W. Hill, II as the Company’s chairman effective immediately. Hill was previously removed as chair of Britain’s Metro Bank, PLC and resigned under pressure as chair from then-Commerce Bank (now TD Bank).

Vernon Hill removed as chairman of Republic First Bancorp [bizjournals.com]

By Jeff Blumenthal – Reporter, Philadelphia Business Journal

May 14, 2022

Just days after the death of ally Theodore J. Flocco Jr. put him in a minority position, Vernon Hill has been removed as chairman of Republic First Bancorp. The board of directors appointed Harry Madonna, the bank’s founder, to serve as chairman effective immediately.

Hill will remain a director and the Philadelphia-based bank’s CEO, a role he inherited from Madonna in 2021. He had served as chairman since replacing Madonna in 2016.

In addition, board member Lisa Jacobs, a partner at Stradley Ronon Stevens & Young who is allied with Madonna, was named corporate secretary.

“I look forward to continuing to work with the board and our employees and creating value for our constituents,” Madonna said in a statement.

The eight-member board had been at a four-to-four deadlock on how to proceed with bank strategy amid a proxy fight involving two activist investors — Abbott Cooper of Driver Management Co. and a group led by South Jersey political and business powerhouse George Norcross and former TD Bank CEO Greg Braca.

That all changed when Republic First (NASDAQ: FRBK) announced Thursday that Flocco had died. Flocco, Hill and Barry Spevak are all up for re-election at the bank’s next annual shareholder meeting, which has been delayed by Hill’s faction after the company’s public accounting firm, Crowe, requested that an independent investigation be conducted into allegations that Hill’s family was involved in self-dealing.

Those accusations were levied in early March by four shareholders who split from Hill over management of Republic First — Madonna, Jacobs, Andrew Cohen and Harris Wildstein — after Madonna’s employment contract was not renewed.

The so-called “concerned directors” also expressed opposition to what they said were proposed steps designed to entrench Hill as chairman and CEO, accusations the Norcross-Braca group immediately seized upon by filing a lawsuit against Hill and the bank seeking to prevent any such action.

The Norcross-Braca investor group, which has gobbled up almost 10% of the bank’s shares in recent months, then filed a second lawsuit in late March seeking to compel the bank to turn over documents related to the accusations about related party investments.

Hill’s faction of the board argued that those alleged actions, which include Hill’s wife Shirley’s architectural firm designing the bank’s branches, were not illegal and that the four opposing shareholders had approved the work in the past. It also said Norcross did not raise the issue when Shirley Hill performed similar tasks at Commerce Bancorp – which Hill founded in 1973 and for which he served as chairman and CEO until regulators forced him out in 2007. Commerce was subsequently sold to TD Bank Group.

With Flocco’s death, Hill, Spevak and board ally Brian Tierney were outnumbered on the board by a 4-3 margin. It is unclear what the next step will be for the new board majority. Hill certainly has a contract as CEO that will need to be honored in some fashion, but the board could now side with the activist investors in pushing for a swift resolution to the squabble over the proxy fight and hold the annual meeting originally scheduled for May 10 at The Union League in Center City. In December, Driver nominated a slate of three candidates to oppose the re-election of Hill, Flocco and Spevak.

The board majority could also ultimately entertain the Norcross-Braca group’s plan to buy a majority stake in the bank or solicit other bids. Or it could choose to make strategic changes from Hill’s fast-paced growth plan that has been called into question by the activist investors.

Madonna is a lawyer by trade, practicing at Blank Rome (1980-91) and Spector Gadon & Rosen (2002 to 2005). He founded Republic in 1988, serving as its chairman until 2016 and CEO from 2000 to 2021.

Republic operated largely as a commercial bank with moderate success until Madonna brought in Hill in 2008 as a strategic advisor and financial backer. Since that time, Hill has helped grow Republic Bank from $700 million in assets to $5.6 billion and increased its number of retail branches from eight to 36. In the process, Republic adopted many of the retail-friendly strategies he employed during his time leading Commerce Bank, such as free checking, coin-counting machines, pet treats, and longer hours. But some investors have complained that the bank’s fast-growth strategy cut into its stock and financial performance.

The proxy battle started in late October when Republic First talked about raising capital to fuel more growth, which was opposed by Cooper, who complained about the bank’s relatively low earnings per share and stock price compared to its peers. Cooper nominated his board slate in December and Republic First delayed the capital raise indefinitely. The Norcross-Braca group joined the fray on Jan. 31 and said it would back Driver’s slate. They ultimately proposed a plan to acquire a majority stake and install Braca to replace Hill as CEO.

Representatives for Hill and both activist investors could not be immediately reached Saturday for comment about Hill’s removal as chairman.

(end of article)

Please visit www.sec.gov [sec.gov] to obtain copies of any Schedule 13D, as amended from time to time, and 14A filings by the group led by George E. Norcross, III, Gregory B. Braca and Phillip A. Norcross.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”), which the Group expects will occur at the 2022 annual meeting of shareholders once scheduled by the Issuer (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE

STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov]. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE GROUP’S PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.